Exhibit 5.1

November 17, 2004

E Med Future, Inc.

794 Morrison Road, Suite 911

Columbus, Ohio 43230

Re: Registration Statement on Form S-8 of E Med Future, Inc.

Ladies and Gentlemen:

E Med Future, Inc., a Nevada corporation (the “Company”), is filing with the Securities and Exchange Commission its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of 300,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), granted under the Consulting and Subscription Agreement between the Company and Kenneth A. Jackson (the “Agreement”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. Capitalized terms used in this opinion letter and not otherwise defined have the meanings attributed to them in the Registration Statement.

In connection with this opinion letter, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Amended Articles of Incorporation and the By-laws of the Company; (ii) resolutions of the Board of Directors of the Company; (iii) the Agreement; and (iv) such other documents and instruments as we have deemed necessary for providing this opinion letter.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have made such investigations of law as we deem appropriate as a basis for rendering the opinions expressed below, and as to various questions of fact material to the opinions, we have relied, to the extent we deem appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and subject to the qualifications and limitations stated herein, we are of the opinion that (i) the Company presently has at least 300,000 authorized and unissued shares of Common Stock from which the 300,000 shares of Common Stock issued under the Agreement may be issued, and (ii) assuming the shares of Common Stock are duly delivered against payment therefore in accordance with the terms of the Agreement, the shares of Common Stock issued pursuant to the Agreement will be validly issued, fully paid and non-assessable.

We express no opinion other than as to matters under the Nevada General Corporation Law. We are qualified to practice law only in the State of Ohio

One Cleveland Center 20th Floor 1375 East Ninth Street Cleveland, OH 44114-1793 216.696.8700 www.kjk.com

and do not purport to be experts in the laws of any other state. However, in order to provide this opinion, we have reviewed applicable provisions of the Nevada General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

KOHRMAN JACKSON & KRANTZ P.L.L.

/s/ Christopher J. Hubbert
By Christopher J. Hubbert, a partner